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                                                                     EXHIBIT 4.2

EXECUTION COPY


                           REVOLVING CREDIT AGREEMENT


                                     BETWEEN


                            BALLANTYNE OF OMAHA, INC.
                                       AND
                          FIRST NATIONAL BANK OF OMAHA


                                 MARCH 10, 2003

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                           REVOLVING CREDIT AGREEMENT

     This REVOLVING CREDIT AGREEMENT (the "Agreement") is entered into as of the 10th day of March, 2003 (the "Closing Date"), between BALLANTYNE OF OMAHA, INC., a Delaware corporation having its principal place of business at 4350 McKinley Street, Omaha, Nebraska 68112 (the "Borrower"), and FIRST NATIONAL BANK OF OMAHA, a national banking association having its principal place of business at 1620 Dodge Street, Omaha, Nebraska 68197-1050 ("FNBO").

                                 I. DEFINITIONS

     For purposes of this Agreement, the following definitions shall apply:

Account
Control
Agreement:     As defined in SECTION 4.22 hereof.

Advance: Any advance of funds to the Borrower by FNBO under the revolving credit facility provided in this Agreement.

Affiliate:     As to any entity, any other entity directly or indirectly
               controlling, controlled by or under common control with such entity. An entity shall be deemed to control another entity if the controlling entity owns ten percent (10%) or more of any class of voting securities (or other ownership interests) of the controlled entity or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled entity, whether through ownership of equity interest, by contract or otherwise.

Agreement:     This Revolving Credit Agreement, dated as of March 10th, 2003, between the Borrower and FNBO, as amended or restated from time to time.

Availability:  The Borrowing Base at such time, MINUS the Principal Loan Amount.

Base
Revolving
Credit
Facility:      As defined in SECTION 2.1 hereof.

Borrower:      Ballantyne of Omaha, Inc., a Delaware corporation.

Borrowing
Base:          The sum of:

                    (a)  75% of Eligible Accounts Receivable; and

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                    (b)  25% of Eligible Inventory;

               provided that such total amount of the Borrowing Base shall not exceed the amount of the Revolving Credit Facility specified in
               SECTION 2.1 hereof.

Borrowing
Base
Certificate:   The certificate provided by the Borrower to FNBO in accordance with SECTION 4.1(e), such certificate to be substantially in the form of Exhibit B hereof.

Business
Day: Any day other than a Saturday, Sunday or a legal holiday on which banks in the State of Nebraska are not open for business.

Change of
Control: (a) At any time during the term of this Agreement, both John P. Wilmers ceases to be the Chief Executive Officer of the Borrower and Brad J. French ceases to be the Chief Financial Officer of the Borrower; and/or (b) at any time when any of the equity securities of the Borrower shall be registered under Section 12 of the Securities Exchange Act of 1934 as amended from time to time (the "Exchange Act"), any person, entity or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) (other than any person which is a management employee, or any such "group" which consists entirely of management employees, of the Borrower) being or becoming the beneficial owner, directly or indirectly, of voting stock of the Borrower in an amount sufficient to elect a majority of the members of the Borrower's board of directors.

Collateral:    All personal property of the Borrower and each Guarantor
               described in the Security Agreement and the Pledge Agreement, whether now owned or hereafter acquired, including, without limitation:

                         (a) all of the Borrower's stock in any present or
                    future Subsidiary, including, without limitation, Strong Westrex, Inc., Design & Manufacturing, Inc., Xenotech Rental Corp. and Xenotech Strong, Inc.;

                         (b) all of the Borrower's accounts, accounts
                    receivable, chattel paper, documents, instruments and other securities, goods, inventory, letter of credit rights, equipment, furniture and fixtures, general intangibles (including, without limitation, trademarks, copyrights and patents), contract rights, computer, data processing, hardware and software licenses, books and records;

                         (c) all of Strong Westrex, Inc.'s stock in any present
                    or future Subsidiary;

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                         (d) all of Strong Westrex, Inc.'s accounts, accounts
                    receivable, chattel paper, documents, instruments and other securities, goods, inventory, letter of credit rights, equipment, furniture and fixtures, general intangibles (including, without limitation, trademarks, copyrights and patents), contract rights, computer, data processing, hardware and software licenses, books and records;

                         (e) all of Design & Manufacturing, Inc.'s stock in any
                    present or future Subsidiary;

                         (f) all of Design & Manufacturing, Inc.'s accounts,
                    accounts receivable, chattel paper, documents, instruments and other securities, goods, inventory, letter of credit rights, equipment, furniture and fixtures, general intangibles (including, without limitation, trademarks, copyrights and patents), contract rights, computer, data processing, hardware and software licenses, books and records;

                         (g) all of Xenotech Rental Corp.'s stock in any present
                    or future Subsidiary;

                         (h) all of Xenotech Rental Corp.'s accounts, accounts
                    receivable, chattel paper, documents, instruments and other securities, goods, inventory, letter of credit rights, equipment, furniture and fixtures, general intangibles (including, without limitation, trademarks, copyrights and patents), contract rights, computer, data processing, hardware and software licenses, books and records;

                         (i) all of Xenotech Strong, Inc.'s stock in any present
                    or future Subsidiary;

                         (j) all of Xenotech Strong, Inc.'s accounts, accounts
                    receivable, chattel paper, documents, instruments and other securities, goods, inventory, letter of credit rights, equipment, furniture and fixtures, general intangibles (including, without limitation, trademarks, copyrights and patents), contract rights, computer, data processing, hardware and software licenses, books and records; and

                         (k) all proceeds and products of the foregoing.

Commitment:    The amount FNBO has agreed to make available to be drawn and outstanding under the Note, which shall be $4,000,000.00.

Default        Rate: The Revolving Credit Rate as defined herein PLUS 3.0%.

Design &
Manufacturing,

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Inc.:          Design & Manufacturing, Inc., a Nebraska corporation and
               wholly-owned Subsidiary of the Borrower.

EBITDA: Means, at any time, for the prior two fiscal quarters multiplied by two (2) in order to achieve an annualized calculation, the Borrower's net income on a consolidated basis from continuing operations, PLUS (a) taxes paid or accrued during such period,
               (b) interest expenses paid or accrued during such period, and (c) amortization and depreciation deducted in determining such net income for such period; PROVIDED that this calculation may be adjusted for non-reoccurring gains and/or losses to be determined by FNBO at its sole discretion.

Eligible
Accounts
Receivable:    Receivables from account debtors to the Borrower which are not more than ninety (90) days past due from the stated due date of the original invoice; PROVIDED, HOWEVER, that receivables in which at least twenty percent (20%) of the total customer receivable is more than ninety (90) days past due from the stated due date of the original invoice shall not constitute Eligible
               Accounts Receivable.

Eligible
Inventory:     Raw materials, work-in-progress goods and finished goods which constitute inventory (as defined in Article 9 of the Uniform
               Commercial Code of the State of Nebraska, as amended from time to time) of the Borrower.

Environmental
Law: Any international, federal, state or local statute, law, rule, regulation, order, consent decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety, or the environment, including without limitation those relating to release, discharges or emission to air, water, land or groundwater; to the withdrawal or use of treatment, storage or management of hazardous or solid waste, Hazardous Substances or crude oil, or any fraction thereof; to exposure to toxic or hazardous materials; to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances, and any rule, regulation, order, notice or demand issued pursuant to such law, statute, or ordinance, in each case applicable to any of the property owned, leased or operated by the Borrower or any Subsidiary, or the operation, construction or modification of any such property, including without limitation, the following: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984; the Hazardous Materials Transportation Act, as amended; the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976; the Safe Drinking Water Control Act; the Clean Air Act of 1966, as amended; the Toxic Substances Control Act of 1976; the Occupational Safety and Health Act of 1970,

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               as amended; the Emergency Planning and Community Right-to-Know
               Act of 1986; the National Environmental Policy Act of 1975; the Oil Pollution Act of 1990; and any similar or implementing state or local law, and any state or local statute and any further amendments to these laws providing for financial responsibility for cleanup or other action with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction hereof, and all rules, regulations, guidance documents and publication promulgated thereunder.

Event of
Default:       Any of the events set forth in SECTION 6.1 of this Agreement.

FNBO: First National Bank of Omaha, a national banking association having its principal place of business at 1620 Dodge Street, Omaha, Nebraska 68197-1050, and its successors and assigns.

GAAP: Generally accepted accounting principles as in effect from time to time in the United States of America.

Guarantor:     (a) All of Borrower's existing and future direct and indirect
               Subsidiaries, including, without limitation, Strong Westrex, Inc., Design & Manufacturing, Inc., Xenotech Rental Corp. and
               Xenotech Strong, Inc; (b) any existing and future direct and indirect Subsidiaries of any of the Guarantors; and (c) any Affiliate of Borrower that agrees to act as a Guarantor pursuant to this Agreement and the Guarantor Documents.

Guarantor
Documents:
               (a) The Guaranty Agreement, dated as of the date hereof, among Strong Westrex, Inc., Design & Manufacturing, Inc., Xenotech Rental Corp., Xenotech Strong, Inc. and FNBO, as amended from time to time;

               (b) The Stock Pledge Agreement, dated as of the date hereof, among the Borrower, Strong Westrex, Inc., Design & Manufacturing, Inc., Xenotech Rental Corp., Xenotech Strong, Inc. and FNBO, as amended from time to time; and

               (c) The Security Agreement, dated as of the date hereof, among the Borrower, Strong Westrex, Inc., Design & Manufacturing, Inc., Xenotech Rental Corp., Xenotech Strong, Inc. and FNBO, as amended from time to time.

Hazardous
Substance:     Any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any Environmental Law or any other statute, law, ordinance, rule or regulation of any local, state, regional, federal or international authority having jurisdiction over any of the property owned, leased or operated by the Borrower or any Subsidiary or its use, including without limitation, any

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               material, substance or waste which is (a) defined as a hazardous substance under Section 311 of the Federal Water Pollution Control Act (33 U.S.C. 1317), as amended; (b) regulated as a hazardous waste under the Federal Solid Waste Disposal Act (42 U.S.C. Sections 6901 et seq.), as amended; (c) defined as a hazardous substance under the Comprehensive Environmental Response Compensation and Liability Act (42 U.S. C. Sections 9601 et seq.), as amended; or (d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

Indebtedness:  All loans and other obligations of the Borrower and the
               Guarantors for borrowed money, without duplication, (including, without limitation, the indebtedness due to FNBO) regardless of the maturity thereof, but excluding capital leases incurred in the ordinary course of business, excluding net payables to customers and amounts outstanding under any Other Credit Facility.

Money
Market
Funds: Means, at any time, money market funds whose rating from Standard and Poor's Rating Services Group ("S&P") is AAAm or AAm or the equivalent thereof or whose Moody's Investor Services ("Moody's") rating is Aaa or Aa or the equivalent thereof.

Note: The revolving credit note, substantially in the form of Exhibit A attached to this Agreement, and all extensions, renewals, and substitutions of or for the foregoing.

Occupational
Safety and
Health Law:    The Occupational Safety and Health Act of 1970, as amended, and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety, as now or at any time hereafter in effect.

Operative
Documents:     This Agreement, the Note, the Pledge Agreement, the Security
               Agreement, the Guarantor Documents, the financing statements regarding the Collateral and the documents and certificates delivered pursuant to SECTION 5.1.

Other Credit
Facility:      All loans and other obligations of the Borrower or any of its
               Subsidiaries for borrowed money as shown on Exhibit D attached hereto.

Permitted
Bank:          As defined in SECTION 4.22 hereof.

Permitted

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Investments:   Any one or more of the following:

                         (a) certificates of deposit fully covered by Federal
                    Deposit Insurance and maintained at a bank having capital and surplus of not less than $50,000,000;

                         (b) short-term obligations of, or obligations fully
                    guaranteed by, the United States of America or any agencies thereof;

                         (c) commercial paper rated at least A-1 by Standard and
                    Poor's Corporation or P-1 by Moody's Investors Service,
                    Inc.;

                         (d) demand deposit accounts maintained in the ordinary
                    course of the business at a bank having capital and surplus of not less than $50,000,000; and

                         (e) Money Market Funds.

Permitted
Liens: (i) Liens existing on the date of this Agreement as shown on Exhibit E; (ii) Liens for taxes, assessments, governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (iii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (iv) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (v) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (vi) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower or any of its Subsidiaries incurred in the ordinary course of business; (vii) Liens securing reimbursement obligations with respect to documentary letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof;
               (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (ix) judgment and attachment Liens not

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               giving rise to a Potential Event of Default or an Event of
               Default; (x) leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries; (xi) customary Liens securing indebtedness under interest rate protection agreements and foreign currency hedging arrangements; (xii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower; (xiii) any interest or title of a lessor in the property subject to any capital lease obligation or operating lease entered into by the Borrower in the ordinary course of business provided that the incurrence of any related indebtedness is permitted by this Agreement; (xiv) Liens of banks in funds on deposit with such banks; (xv) Equipment liens reasonable and customary to the Borrower's business not to exceed $500,000 in the aggregate; and (xvi) extensions, renewals or regranting of any Liens referred to in clauses (i) through (xv) above.

Permitted
Participant:   Any Affiliate of FNBO that FNBO grants a participation interest in the Note to, and that FNBO determines is qualified to hold such participation interest.

Pledge
Agreement:     The Stock Pledge Agreement, dated as of the date hereof, among the Borrower, Strong Westrex, Inc., Design & Manufacturing, Inc.,
               Xenotech Rental Corp., Xenotech Strong, Inc. and FNBO, as amended from time to time.

Potential
Event of
Default: Any event which with the passage of time or the giving of notice or both would, if it continues uncured, constitute an Event of Default.

Prime
Rate: At any time, the rate of interest per annum publicly announced from time to time by FNBO at its principal office in Omaha, Nebraska as its prime rate.

Principal
Loan
Amount: The aggregate principal amount of all unpaid Advances made under the Note outstanding at any time.

Quarterly
Compliance
Certificate:   The certificate delivered to FNBO by the Borrower pursuant to
               SECTION 4.1(d).

Revolving
Credit Rate:   As defined in SECTION 2.3 hereof.

Security

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Agreement:     The Security Agreement, dated as of the date hereof, among the
               Borrower, Strong Westrex, Inc., Design & Manufacturing, Inc., Xenotech Rental Corp., Xenotech Strong, Inc. and FNBO, as amended from time to time.

Strong
Westrex,
Inc.: Strong Westrex, Inc., a Nebraska corporation and wholly-owned Subsidiary of the Borrower.

Subsidiary:    Those Subsidiaries of the Borrower as shown on Exhibit G hereto, and any additional corporation, business association, partnership, joint venture, limited liability company or other business entity in which the Borrower, or one or more of its Subsidiaries, or the Borrower and one or more of its Subsidiaries has more than 50% of the equity ownership thereof, or any other entity which, pursuant to GAAP, would be considered a subsidiary of the Borrower or any one or more of its Subsidiaries.

Termination
Date: August 31, 2003, or such later date as is approved in writing by FNBO.

Xenotech
Rental Corp.:  Xenotech Rental Corp., a Nebraska corporation and wholly-owned
               Subsidiary of the Borrower.

Xenotech
Strong, Inc.:  Xenotech Strong, Inc., a Nebraska corporation and wholly-owned
               Subsidiary of the Borrower.

     All accounting terms not otherwise defined herein shall have the meaning ordinarily applied under GAAP from time to time in effect.

                             II. REVOLVING FACILITY

     2.1 REVOLVING CREDIT. Until August 31, 2003, FNBO agrees to advance funds for general corporate purposes to the Borrower on a revolving credit basis up to the amount of the Commitment in effect from time to time (the "Base Revolving Credit Facility"); PROVIDED, HOWEVER, that the aggregate amount of funds available for Advance to the Borrower hereunder shall not exceed the Availability.

     The Borrower shall not be entitled to any further Advances hereunder after the occurrence and during the continuation of any Event of Default or Potential Event of Default, or if the Borrower's representations and warranties hereunder are not true and correct in all material respects as of the time of the requested Advance. Advances shall be made, on the terms and conditions of this Agreement, upon the Borrower's request. Requests shall be made by 2:00 p.m. Omaha time on the Business Day prior to the requested date of the Advance. The Borrower's

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obligation to make payments of principal and interest on the foregoing revolving credit indebtedness shall be further evidenced by the Note.

     2.2  REVOLVING CREDIT FEES.

          (a) The Borrower shall pay to FNBO a commitment fee equal to 3/8 of 1% (.00375) of the average unused facility, payable quarterly in arrears. Such fee shall accrue from the first day of each calendar quarter and shall be payable in arrears on the tenth (10th) day of the month following the end of each calendar quarter; PROVIDED, HOWEVER, that the commitment fee for the calendar quarter ending March 31st, 2003 shall accrue from March 10, 2003.

          (b) The Borrower shall also pay an origination fee to FNBO equal to $10,000.00, such fee to be payable at closing.

          (c) All fees hereunder shall accrue based on a year of 360 days, and for actual days elapsed.

     2.3 INTEREST ON REVOLVING CREDIT. Interest shall accrue on the Principal Loan Amount outstanding from time to time at a variable rate per annum (the "Revolving Credit Rate") equal to the Prime Rate PLUS one quarter of one percent (.25%). Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by FNBO as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks. All interest under the Note shall accrue based on a year of 360 days, and for actual days elapsed. Interest for any month shall be due no later than the tenth day of the following month. Notwithstanding anything to the contrary elsewhere herein, after an Event of Default has occurred and is continuing, interest shall accrue on the entire outstanding balance of principal and interest on all indebtedness hereunder at a fluctuating rate per annum equal to the Default Rate.

     2.4 PAYMENTS. The aggregate principal balance outstanding under the Note together with all accrued but unpaid interest thereon shall be due on the Termination Date. All obligations of the Borrower under the Note and under the other Operative Documents shall be payable in immediately available funds in lawful money of the United States of America at the principal office of FNBO in Omaha, Nebraska or at such other address as may be designated by FNBO in writing. In the event that a payment day is not a Business Day, the payment shall be due on the next succeeding Business Day.

     2.5 PREPAYMENTS. The Borrower may at any time prepay the Principal Loan Amount, in whole or in part, outstanding under the Note if the Borrower has given FNBO at least one (1) Business Day's prior written notice of its intention to make such prepayment. Any such prepayment may be made without penalty. No such prepayment shall reduce the Base Revolving Credit Facility.

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     2.6  SECURITY. All obligations of the Borrower hereunder and under the
Operative Documents, including, without limitation, the Borrower's obligations to make payments of principal and interest on the Note, shall be secured by a first security interest in the Collateral, as more specifically described in the Security Agreement and the Pledge Agreement, subject to liens permitted thereunder. All references in the Security Agreement and the Pledge Agreement to the "Revolving Credit Agreement" shall mean this Agreement as amended from time to time.

     2.7 PAYMENT RECEIPT. Payments received before 2:00 p.m. Omaha time on any Business Day will be credited the same Business Day. Payments received after 2:00 p.m. Omaha time on any Business Day will be credited the next Business Day.

                       III. REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants that as of the date hereof and as of the date of each and every request for an Advance hereunder, the following are and shall be true and correct:

     3.1 CORPORATE EXISTENCE. Each of the Borrower and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and duly qualified and in good standing in all states where it is doing business except where the failure to be so qualified would not have a material adverse effect on it and its Subsidiaries taken as a whole, and it has full corporate power and authority to own and operate its properties and to carry on its business.

     3.2 CORPORATE AUTHORITY. Each of the Borrower and the Guarantors has full corporate power, authority and legal right to execute, deliver and perform the Operative Documents to which it is a party, and all other instruments and agreements contemplated hereby and thereby, and to perform its obligations hereunder and thereunder; and such actions have been duly authorized by all necessary corporate action, and are not in conflict with any applicable law or regulation, or any order, judgment or decree of any court or other governmental agency or instrumentality or its articles of incorporation or bylaws, or with any provisions of any indenture, contract or agreement to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of its or their property may be bound.

     3.3 VALIDITY OF AGREEMENTS. The Operative Documents of the Borrower and each of the Guarantors have been duly authorized, executed and delivered and constitute their legal, valid and binding agreements, enforceable against the Borrower and the Guarantors in accordance with their respective terms (except to the extent that enforcement thereof may be limited by any applicable bankruptcy, reorganization, moratorium or similar laws now or hereafter in effect, or by principles of equity).

     3.4 LITIGATION. Except as disclosed on Exhibit H attached hereto, neither the Borrower nor any Subsidiary is a party to any pending lawsuit or proceeding before or by any court or governmental body or agency, which is likely to have a material adverse effect on (a) the Borrower's ability or any Guarantor's ability to perform its obligations under its Operative Documents or (b) a Subsidiary's ability to pay dividends to the Borrower, to the extent that such impaired ability would have a material adverse effect on the Borrower and its Subsidiaries, taken

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as a whole; nor is the Borrower or any Subsidiary aware of any threatened lawsuit or proceeding, to which it or any Subsidiary may become a party or of any investigation of any court or governmental body or agency into its affairs, which if instituted would have a material adverse effect upon the Borrower's ability or any Guarantor's ability to perform its obligations under its Operative Documents or a Subsidiary's ability to pay dividends to the Borrower.

     3.5 GOVERNMENTAL APPROVALS. The execution, delivery and performance by the Borrower and the Guarantors of the Operative Documents do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any federal, state or other governmental authority or agency other than as contemplated herein and therein.

     3.6 DEFAULTS UNDER OTHER DOCUMENTS. Neither the Borrower nor any Subsidiary is in default or in violation (nor has any event occurred which, with notice or lapse of time or both, would constitute a default or violation) under any document or any agreement or instrument to which it may be a party or under which it or any of its properties may be bound, the result of which would have a material adverse effect upon the Borrower's ability or any Guarantor's ability to perform its obligations under its Operative Documents or a Subsidiary's ability to pay dividends to the Borrower and/or the Guarantors.

     3.7 JUDGMENTS. There are no outstanding or unpaid judgments (which are not adequately bonded) of the Borrower or any Subsidiary which would have a material adverse effect upon the Borrower's ability or any Guarantor's ability to perform its obligations under its Operative Documents or a Subsidiary's ability to pay dividends to the Borrower and/or the Guarantors.

     3.8 COMPLIANCE WITH LAWS. Neither the Borrower nor any Subsidiary is in violation of any laws, regulations or judicial or governmental decrees in any respect which would have any material adverse effect upon the validity or enforceability of any of the terms of the Borrower's or any Guarantor's Operative Documents or which would have a material adverse effect upon the Borrower's ability or any Guarantor's ability to perform its obligations under its Operative Documents or a Subsidiary's ability to pay dividends to the Borrower and/or the Guarantors.

     3.9 TAXES. All tax returns of the Borrower and its Subsidiaries for material taxes required to be filed have been filed or extensions permitted by law have been obtained; all taxes of the Borrower and its Subsidiaries of a material nature and which are due and payable as reflected on such returns have been paid, other than taxes which are due but for which only a nominal late payment penalty is payable and for which the taxing authority is not yet entitled to enforce its remedies for payment thereof and other than taxes being contested in good faith and with respect to which adequate reserves have been established; and no material amounts of taxes of the Borrower and its Subsidiaries not reflected on such returns are payable.

     3.10 COLLATERAL. The Borrower and each Guarantor have good title to the Collateral and the Collateral is free from all liens, encumbrances or security interests, except for Permitted Liens and except as disclosed on Exhibit E attached hereto. The Borrower is a Delaware

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corporation with its principal place of business, chief executive office and the principal place where it keeps its records concerning the Collateral at 4350 McKinley Street, Omaha, Nebraska 68112.

     3.11 PENSION BENEFITS. Neither the Borrower nor any Subsidiary maintains an employee benefits pension plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), or each such entity is in compliance with the minimum funding requirements with respect to any such Plan maintained by it to the extent applicable, and it has not incurred any material liability to the Pension Benefit Guaranty Corporation (other than liability for premiums) or otherwise under ERISA in connection with any such Plan.

     3.12 MARGIN REGULATIONS. No part of the proceeds of any Advance hereunder shall be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States.

     3.13 FINANCIAL CONDITION. The financial condition of the Borrower and its Subsidiaries is fairly presented in the most recent financial statement which has been provided to FNBO and such financial statement does not contain any untrue statements of a material fact or omit to state any material fact necessary to make the statement therein not misleading in light of the circumstances under which it was made. No material adverse change has occurred since the date of such financial statement.

     3.14 ENVIRONMENTAL AND SAFETY AND HEALTH MATTERS. Except as disclosed on Exhibit F attached hereto:

          (a) to the best of our knowledge, the operations of the Borrower and each Subsidiary comply with (i) all applicable Environmental Laws and (ii) all applicable Occupational Safety and Health Laws;

          (b) none of the operations of the Borrower or any Subsidiary are subject to any judicial, governmental, regulatory or administrative proceeding alleging the violation of any Environmental Law or Occupational Safety and Health Law;

          (c) none of the operations of the Borrower or any Subsidiary is the subject of any Federal or state investigation evaluating whether any remedial action is needed to respond to (i) any past or present spillage, disposal, or release into the environment of, or treatment, storage or disposal of, any Hazardous Substance or any other hazardous, toxic or dangerous waste, substance or constituent or other substance, or (ii) any unsafe or unhealthful condition at any premises of the Borrower or any Subsidiary;

          (d) neither the Borrower nor any Subsidiary has filed any notice under any Environmental Law or Occupational Safety and Health Law indicating or reporting (i) any past or present spillage, disposal, or release into the environment of, or treatment, storage or disposal of, any Hazardous Substance or any other hazardous, toxic or

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     dangerous waste, substance or constituent or other substance, or (ii) any unsafe or unhealthful condition at any premises of the Borrower or any Subsidiary; and

          (e) neither the Borrower nor any Subsidiary has any known contingent liability in connection with (i) any past or present spillage, disposal, or release into the environment of, or treatment, storage or disposal of, any Hazardous Substance or any other hazardous, toxic or dangerous waste, substance or constituent or other substance, or (ii) any unsafe or unhealthful condition at any premises of the Borrower or any Subsidiary.

                                  IV. COVENANTS

     The Borrower hereby covenants that:

     4.1  FINANCIAL REPORTS.

          (a) Within thirty (30) days after the end of each month, the Borrower, at its sole expense, shall furnish FNBO a consolidated balance sheet, a statement of earnings of the Borrower and its consolidated Subsidiaries, and a statement of cash flows of the Borrower and its consolidated Subsidiaries, all such financial statements to be prepared in accordance with GAAP consistently applied and certified as completed and correct, subject to normal changes resulting from year-end audit adjustments, by the chief financial officer of the Borrower.

          (b) Within one hundred and twenty (120) days after the close of the Borrower's fiscal year, the Borrower, at its sole expense, shall furnish
     FNBO: (i) a copy of its Form 10K, as submitted to the Securities and Exchange Commission during the term of this Agreement; (ii) a consolidated balance sheet, a statement of earnings of the Borrower and its consolidated Subsidiaries and a statement of cash flows of the Borrower and its consolidated Subsidiaries, certified by a nationally recognized independent certified public accountant, that such financial reports fairly present the financial condition of the Borrower and its consolidated Subsidiaries and have been prepared in accordance with GAAP consistently applied; and (iii) a certificate from such accountants certifying that in making the requisite audit for certification of the Borrower's financial statements, the auditors either (1) have obtained no knowledge, and are not otherwise aware of, any condition or event which constitutes an Event of Default or a Potential Event of Default under this Agreement; or (2) have discovered such condition or event, as specifically set forth in such certificate, which constitutes an Event of Default or a Potential Event of Default under such sections. The auditors shall not be liable to FNBO by reason of the auditors' failure to obtain knowledge of such event or condition in the ordinary course of their audit unless such failure is the result of negligence or willful misconduct in the performance of the audit.

          (c) Within forty-five (45) days after submission to the Securities and Exchange Commission, the Borrower shall provide to FNBO copies of its Form 10Q, as submitted to the Securities and Exchange Commission during the term of this Agreement, plus consolidating statements of the Borrower and its consolidated Subsidiaries, including a balance sheet, a statement of earnings and a statement of cash flows.

          (d) Within thirty (30) days after the end of each quarter, the Borrower, at its expense, shall furnish FNBO a Quarterly Compliance Certificate of the chief financial officer of the Borrower in the form of Exhibit C attached hereto, setting forth such information (including detailed calculations) sufficient to verify the conclusions of such officer after due inquiry and review, that:

                    (i) The Borrower and each Subsidiary, either (y) is in compliance with the requirements set forth in this Agreement or (z) is NOT in compliance with the foregoing for reasons specifically set forth therein; and

                    (ii) The chief financial officer of the Borrower has reviewed or caused to be reviewed all of the terms of the Operative Documents of the Borrower and each Guarantor and that such review either (y) has NOT disclosed the existence of any condition or event which constitutes an Event of Default or a Potential Event of Default under the Operative Documents or (z) has disclosed the existence of a condition or event which constitutes an Event of Default or a Potential Event of Default, under the aforesaid instrument or instruments and the specific condition or event is specifically set forth.

          (e) Within thirty (30) days after the end of each month, the Borrower, at its sole expense, shall furnish FNBO a Borrowing Base Certificate of the chief financial officer of the Borrower in the form of Exhibit B attached hereto, such certificate to be effective until the due date of the next certificate pursuant to this subsection.

          (f) The Borrower shall provide FNBO with such other financial reports and statements as FNBO may reasonably request, including, without limitation, an account receivable aging report.

     4.2  CORPORATE STRUCTURE AND ASSETS.

          (a) The Borrower shall not, and shall not permit any Guarantor to, merge or consolidate with any other corporation or entity without the prior written consent of FNBO.

          (b) The Borrower shall not, and shall not permit any Guarantor to, sell any assets, other than in the ordinary course of business, in an aggregate amount greater than $500,000, except (i) items that are obsolete or no longer necessary for operation of the business, and (ii) sales of assets to the Borrower or a Guarantor.

          (c) In addition, the Borrower and the Guarantors shall not engage in any business materially different from that in which they are presently engaged and businesses reasonably related thereto without the prior written consent of FNBO, which consent shall not be unreasonably withheld.

     4.3 GUARANTORS. The Borrower shall require each of its existing and future direct and indirect Subsidiaries to act as a Guarantor hereunder, to fulfill the obligations and requirements of a Guarantor hereunder and under the Guarantor Documents and to enter into all of the Guarantor Documents. Each Guarantor shall require each of its existing and future direct and indirect Subsidiaries to act as a Guarantor hereunder, to fulfill the obligations and requirements of a Guarantor hereunder and under the Guarantor Documents and to enter into all of the Guarantor Documents.

     4.4 INDEBTEDNESS. The Borrower shall not, and shall not permit any Guarantor to, have any Indebtedness other than as incurred under this Agreement and pursuant to any Other Credit Facility, and shall not at any time permit the Indebtedness of the Borrower and the Guarantors in the aggregate to exceed two
(2) times its EBITDA, in each case tested at the end of each calendar quarter.

     4.5 USE OF PROCEEDS. No part of the proceeds of the Advances shall be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States.

     4.6 NOTICE OF OCCURRENCES. The Borrower shall give to FNBO written notification (promptly after the Borrower becomes aware thereof) of the existence or occurrence of:

          (a) the occurrence of an Event of Default or Potential Event of Default hereunder;

          (b) any proceedings instituted by or against the Borrower or any Subsidiary in any federal, state or local court or before any governmental body or agency, or before any arbitration board, or any such proceedings threatened against the Borrower or any Subsidiary by any governmental agency, or any change in law or regulation applicable to the Borrower or one or more of its Subsidiaries, which event alone or in the aggregate is, in the Borrower's reasonable judgment, likely to have a material adverse effect upon the Borrower's ability or a Guarantor's ability to perform its obligations under its Operative Documents;

          (c) any default or event of default involving the payment of money under any agreement or instrument which is material to the Borrower or any Subsidiary to which such entity is a party or by which it or any of its property may be bound, and which default or event of default would have a material adverse effect upon the Borrower's ability or a Guarantor's ability to perform its obligations under its Operative Documents;

          (d) the commencement of any proceeding under the Federal Bankruptcy Code or similar law affecting creditor's rights by or against the Borrower or any Subsidiary; and

          (e) pending or threatened litigation exists against the Borrower or any Subsidiary with a prayer for damages in excess of $500,000 or for any other relief which is likely to have a material adverse effect upon the Borrower's ability or a Guarantor's ability to perform its obligations under its Operative Documents.

     4.7  DISTRIBUTIONS.

          (a) The Borrower shall not declare any dividends or make any cash distribution in respect of any shares of its capital stock or warrants of its capital stock, without the prior written consent of FNBO, which consent shall not be unreasonably withheld.

          (b) Neither the Borrower nor any Subsidiary will enter into any agreements limiting a Subsidiary's ability to make dividends to the Borrower.

     4.8 COMPLIANCE WITH LAW AND REGULATIONS. The Borrower and each Subsidiary shall comply in all material respects with all applicable federal and state laws and regulations except when the failure to so comply would not have a material adverse effect on the Borrower's business.

     4.9  MAINTENANCE OF PROPERTY; ACCOUNTING; CORPORATE FORM; TAXES; INSURANCE.

          (a) The Borrower and each Subsidiary shall maintain its property in good condition in all material respects, ordinary wear and tear excepted.

          (b) The Borrower and each Subsidiary shall keep true books of record and accounts in which full and correct entries shall be made of all its business transactions, all in accordance with GAAP consistently applied.

          (c) The Borrower and each Subsidiary shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or limited liability company form of existence as is necessary for the continuation of its business in substantially the same form, except where such failure to do so with respect to any Subsidiary would not have a material adverse effect on the ability of the Borrower or of any Guarantor to perform its obligations under the Operative Documents.

          (d) The Borrower and each Subsidiary shall pay all taxes, assessments and governmental charges or levies imposed upon it or its property; PROVIDED, HOWEVER, that the Borrower or any Subsidiary shall not be required to pay any of the foregoing taxes which are being diligently contested in good faith by appropriate legal proceedings and with respect to which adequate reserves have been established.

          (e) The Borrower and each Guarantor shall maintain or cause to be maintained liability insurance and casualty insurance in such amounts, with such deductibles and with such insurance companies as are reasonable and customary for businesses similar to the Borrower's business and each Guarantor's business and which are consistent with the Borrower's and each Guarantor's current practices with respect to such insurance. The Borrower and each Guarantor shall name FNBO as the loss payee on all such casualty insurance, and as an additional insured on all such liability insurance, and shall provide FNBO with evidence of such insurance upon request.

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     4.10 INSPECTION OF PROPERTIES AND BOOKS. Each of the Borrower and each
Guarantor shall recognize and honor the right of FNBO, upon reasonable advance notice to an officer of such entity, to visit and inspect, during normal business hours, any of the properties of, to examine the books, accounts, and other records of, and to take extracts therefrom and to discuss the affairs, finances, loans and accounts of, and to be advised as to the same by the officers of, such entity at all such times, in such detail and through such agents and representatives as FNBO may reasonably desire.

     4.11 GUARANTIES. Neither the Borrower nor any Subsidiary shall guaranty or become responsible for the indebtedness of any other person or entity; PROVIDED, HOWEVER, that, pursuant to the Guarantor Documents, Strong Westrex, Inc., Design & Manufacturing, Inc., Xenotech Rental Corp., Xenotech Strong, Inc. and such future Subsidiaries of the Borrower shall act as guarantors of the obligations of the Borrower under the Operative Documents.

     4.12 COLLATERAL. The Borrower shall not, and shall not permit any Guarantor to, incur or permit to exist any mortgage, pledge, lien, security interest or other encumbrance on the Collateral, other than Permitted Liens and except as otherwise permitted in the Security Agreement or the Pledge Agreement.

     4.13 NAME; LOCATION. The Borrower shall, and shall cause any Guarantor to, give FNBO thirty (30) days notice prior to changing its name, identity or corporate structure, state of incorporation, or its principal place of business, chief executive office or the place where it keeps its records concerning the Collateral.

     4.14 NOTICE OF CHANGE IN OWNERSHIP OR MANAGEMENT. During the term of this Agreement, the Borrower shall give FNBO notice of the occurrence of any change, directly or indirectly, in the existing controlling interest in the Borrower or in any Guarantor, which notice shall be given as soon as the Borrower obtains notice or knowledge of such change.

     4.15 SUBORDINATED DEBT. After the date of this Agreement, the Borrower shall not, and shall not permit any Subsidiary to, incur any subordinated debt or issue any preferred stock or warrants for preferred stock except upon the prior written consent of FNBO, which consent shall not be unreasonably withheld. The Borrower shall not, and shall not permit any Subsidiary to, amend its articles of incorporation or any other documents or agreements relating to the issuance of subordinated debt, preferred stock or warrants for preferred stock without the prior written consent of FNBO, which consent shall not be unreasonably withheld.

     4.16 CAPITAL EXPENDITURES. The Borrower and the Subsidiaries shall not incur capital expenditures during any fiscal year while any amounts are outstanding under the Note, commencing with the fiscal year beginning January 1, 2003, determined in accordance with generally accepted accounting principles, of more than $500,000.00 in the aggregate.

     4.17 ACQUISITIONS. The Borrower shall not, and shall not permit any Subsidiaries to, acquire any stock or any equity interest in, or warrants therefor or securities convertible into the same, or a substantial portion of the assets of, or debentures of, or other investments in another entity without the prior written consent of FNBO, including, without limitation, the acquisition of any treasury stock, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that without the consent of FNBO the Borrower and its Subsidiaries shall be permitted to make Permitted Investments. Notwithstanding the foregoing, the Borrower shall not be permitted to act as a market maker or to conduct trading activities; and no Subsidiary shall be permitted to conduct trading activities for its own account or to act as a market maker.

     4.18 SUBSIDIARIES. The Borrower shall not, and shall not permit any Subsidiary to, acquire any Subsidiary without the prior written consent of FNBO, which consent shall not be unreasonably withheld. Upon the creation or acquisition of a Subsidiary by the Borrower, the Borrower shall cause a first security interest in the Borrower's equity interest in such Subsidiary to be perfected in favor of FNBO and the Borrower shall cause such Subsidiary to act as a Guarantor under the Guarantor Documents. Upon the creation or acquisition of a Subsidiary by a Guarantor, such Guarantor shall cause a first security interest in such Guarantor's equity interest in such Subsidiary to be perfected in favor of FNBO and such Guarantor shall cause such Subsidiary to act as a Guarantor under the Guarantor Documents.

     4.19 TAXES. The Borrower shall, and shall cause its Subsidiaries to, pay all Federal, state and other material taxes imposed upon them before any penalties or interest accrue thereon; PROVIDED, HOWEVER, that no such taxes need be paid for so long as they are being diligently contested in good faith by appropriate proceeding and with respect to which adequate reserves in accordance with GAAP have been established.

     4.20 ERISA. The Borrower shall not, and shall not permit any of its Subsidiaries, to:

          (a) (i) engage in any transaction in connection with which the Borrower or any Subsidiary reasonably could be subject to either a criminal or civil penalty under section 501 or 502(i) of ERISA or a tax imposed by section 4975 of the Internal Revenue Code of 1986, as amended from time to time, (ii) fail to make full payment when due of all amounts which would be deductible by the Borrower or a Subsidiary and which, under the provisions of any Plan, applicable law or applicable collective bargaining agreement, the Borrower or any Subsidiary is required to pay as contributions thereto, or (iii) permit to exist any accumulated funding deficiency, whether or not waived, with respect to any Plan, if, in the case of any of subdivision
     (i), (ii) or (iii) above, such penalty or tax, or the failure to make such payment, or the existence of such deficiency, as the case may be, could have a material adverse effect on (a) the Borrower's or its Subsidiaries' abilities to conduct their business, (b) a Subsidiary's ability to pay dividends to the Borrower, or (c) the Borrower's ability or any Guarantor's ability to perform its obligations under the Operative Documents; or

          (b) permit the aggregate complete or partial withdrawal liability under Title IV of ERISA which is due and unpaid with respect to all Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) incurred by the Borrower or one or more of its Subsidiaries to exceed $500,000.

     4.21 EXPENSES. The Borrower shall, immediately upon demand by FNBO, reimburse FNBO for all reasonable and documented costs and expenses, including reasonable and

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documented fees and expenses of counsel to FNBO incurred by FNBO in connection with the negotiation and documentation of this Agreement, such payment to be payable at closing, and in connection with the transaction contemplated by the Operative Documents after the closing, including without limitation, any waiver, amendment or enforcement thereof, such payment to be payable on demand by FNBO. After the occurrence of an Event of Default, the Borrower shall, immediately upon demand, reimburse FNBO for all reasonable and documented costs and expenses, including reasonable and documented fees and expenses of counsel to FNBO, incurred by FNBO in connection with enforcing FNBO's rights under the Operative Documents, including, without limitation, in the context in, of and related to any bankruptcy case and any proceedings in any such bankruptcy case.

     4.22 PRIMARY BANK. During the term of this Agreement, the Borrower shall designate FNBO as its primary bank and shall maintain its bank accounts with FNBO; PROVIDED, HOWEVER, that, at the sole discretion of FNBO, the Borrower may maintain an account with another bank or similar financial institution (a "Permitted Bank") that has agreed, in an agreement authenticated by the Borrower, FNBO and the Permitted Bank (an "Account Control Agreement"), to (i) comply with instructions originated by FNBO directing the disposition of funds in such account without the further consent of the Borrower and (ii) waive or subordinate in favor of FNBO all claims of the Permitted Bank, including, without limitation, claims by way of a security interest, lien or right of setoff or right of recoupment, to such account, which Account Control Agreement shall be in form and substance satisfactory to FNBO.

     4.23 NEGATIVE PLEDGE. The Borrower shall not, and shall not permit any Guarantor to, grant, create, incur, assume or suffer to exist a security interest, assignment, hypothecation, charge or other claim to or by any person or entity in or to any of the Borrower's commercial real property, now owned or possessed or hereafter acquired, or in or to any of a Guarantor's commercial real property, now owned or possessed or hereafter acquired except upon the prior written consent of FNBO.

     4.24 INVESTMENTS IN AFFILIATES AND SUBSIDIARIES. The Borrower shall not make any loans or other extensions of credit to, or capital contributions or other investments in, any Affiliate; PROVIDED, HOWEVER, that the Borrower shall be permitted to make loans or other extensions of credit to, or capital contributions or other investments in, any Guarantor in an aggregate amount per year not in excess of $500,000.

                             V. CONDITIONS PRECEDENT

     5.1 CLOSING CONDITIONS. Any and all obligations of FNBO to make its initial Advance hereunder are subject to satisfaction of the following conditions precedent:

          (a) FNBO shall have received an opinion of counsel to the Borrower and the Guarantors covering such matters as FNBO may request (including, without limitation, corporate existence and good standing, corporate authority, due authorization, execution and delivery of the Operative Documents, the legal, valid, binding and enforceable nature of the Operative Documents, and the perfection and priority of FNBO's security interest in the Collateral), such opinion to be satisfactory in form and substance to counsel to FNBO;

          (b) FNBO shall have received such certificates and documents as FNBO may reasonably request from the Borrower and the Guarantors, including articles of incorporation and bylaws, certificates regarding good standing, incumbency, copies of other corporate documents, and appropriate authorizing resolutions;

          (c) the Operative Documents shall have been duly authorized and executed and shall be in full force and effect, and such UCC financing statements shall have been filed in such offices as may be appropriate to perfect the security interest of FNBO in the Collateral;

          (d) the Borrower and the Guarantors shall have delivered to FNBO the certificates covered by the Pledge Agreement and the applicable stock powers endorsed in blank, or, at the option of FNBO, evidence of the recording of the interest of FNBO in book entry form; and

          (e) the Borrower shall have paid the reasonable and documented fees and expenses of counsel to FNBO in connection with the preparation, negotiation and execution of the Operative Documents.

                            VI. DEFAULTS AND REMEDIES

     6.1 EVENTS OF DEFAULT. Any of the following shall be deemed an event of default under this Agreement (an "Event of Default"):

          (a) Any payment of principal required by any of the Operative Documents shall not be paid within five (5) Business Days after the date on which such payment was invoiced or due.

          (b) Any payment of interest or other fees due hereunder or under any of the Operative Documents shall not be paid within five (5) Business Days after the date on which such payment was invoiced or due.

          (c) Any representation or warranty of the Borrower or any Guarantor under any of the Operative Documents, or any financial reports or statements or certificates submitted pursuant to this Agreement, shall prove to have been false in any material respect when made.

          (d) A failure of the Borrower or any Subsidiary to comply with any requirement or restriction applicable to such entity and contained in Sections 4.2, 4.4, 4.5, 4.7, 4.11, 4.12, 4.15, 4.16, 4.17, 4.19, 4.20 (but
     solely if a lien has attached to assets of the Borrower or any Subsidiary as a result of such failure), 4.23 or 4.24 of this Agreement.

          (e) A failure of the Borrower, any Guarantor or any Subsidiary to comply with any requirement or restriction contained in any provision of the Operative Documents not otherwise specified in this Article VI, which failure remains unremedied for thirty (30) days following knowledge or receipt of notice as to such failure from any source.

          (f) The occurrence of a default or a breach of any of the obligations of the Borrower or any Subsidiary (other than obligations of such Subsidiary to the Borrower) under any note, loan agreement, preferred stock, subordinated debt instrument or agreement, Other Credit Facility, or any other agreement evidencing an obligation to repay borrowed money.

          (g) The entry of a final judgment that exceeds $500,000 against the Borrower or any Subsidiary for the payment of money, which is not covered by insurance, and the expiration of thirty (30) days from the date of such entry during which the judgment is not discharged in full or stayed.

          (h)  The occurrence of any one or more of the following:

                    (1) The Borrower or any Subsidiary shall file a voluntary petition in bankruptcy or an order for relief shall be entered in a bankruptcy case as to such entity or shall file any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors; or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of such entity or of all or any part of its property, or of any or all of the royalties, revenues, rents, issues or profits thereof, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts or shall generally not pay its debts as they become due; or

                    (2) A court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against the Borrower or any Subsidiary seeking any reorganization, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, and such order, judgment or decree shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the first date of entry thereof; or any trustee, receiver or liquidator of the Borrower or any Subsidiary or of all or any part of its property, or of any or all of the royalties, revenues, rents, issues or profits thereof, shall be appointed without the consent or acquiescence of such entity and such appointments shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

                    (3) A writ of execution or attachment or any similar process shall be issued or levied against all or any part of or interest in the Collateral, or any judgment involving monetary damages shall be entered against the Borrower or

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          any Subsidiary which shall become a lien on the Collateral or any portion thereof or interest therein and such execution, attachment or similar process or judgment is not released, bonded, satisfied, vacated or stayed within thirty (30) days after its entry or levy.

          (i)  A Change of Control shall occur.

          (j) Any adverse regulatory action has been taken against the Borrower or one or more of its Subsidiaries which will materially adversely affect
     (a) the Borrower's or its Subsidiaries' abilities to conduct their business, (b) a Subsidiary's ability to pay dividends to the Borrower, to the extent that such impaired ability would have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole, or (c) the Borrower's ability or any Guarantor's ability to perform its obligations under this Agreement or any of the Operative Documents.

          (k) Any litigation has been filed against the Borrower or one or more of its Subsidiaries which will materially adversely affect (a) the Borrower's or its Subsidiaries' abilities to conduct their business, (b) a Subsidiary's ability to pay dividends to the Borrower, to the extent that such impaired ability would have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole, or (c) the Borrower's ability or any Guarantor's ability to perform its obligations under this Agreement or any of the Operative Documents.

     6.2 REMEDIES. If an Event of Default occurs and is continuing, upon the election of FNBO, the entire unpaid principal amount under the Note, together with interest accrued thereon, shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, the Commitment of FNBO hereunder shall terminate, and FNBO may exercise its rights under the other Operative Documents or the Note, including, without limitation, under the Security Agreement and the Pledge Agreement. Upon the occurrence of an Event of Default described in SECTION 6.1(h)(1) or (2) hereof, acceleration under this SECTION 6.2 shall occur automatically without the election, declaration, notice or other act on the part of FNBO. In addition, FNBO shall have such other remedies as are available at law and in equity. Remedies under this Agreement, the Operative Documents and the Note are cumulative. Any waiver must be in writing by FNBO and no waiver shall constitute a waiver as to any other occurrence which constitutes an Event of Default or as to any party not specifically included in such written waiver.

                               VII. MISCELLANEOUS

     7.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may not be effectively amended, changed, modified or altered, except in writing executed by the Borrower and FNBO.

     7.2 GOVERNING LAW. The Operative Documents shall be governed by and construed pursuant to the laws of the State of Nebraska.

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     7.3  NOTICES. Until changed by written notice from one party hereto to the other, all communications under the Operative Documents shall be in writing and shall be hand delivered or mailed by registered mail to the parties, and shall be deemed given when mailed, as follows:

          If to the Borrower and/or any Guarantor:

                    BALLANTYNE OF OMAHA, INC.
                    4350 McKinley Street
                    Omaha, Nebraska 68112
                    Attention: Mr. Brad J. French

          If to FNBO:

                    FIRST NATIONAL BANK OF OMAHA
                    1620 Dodge Street
                    Omaha, Nebraska  68197-1050
                    Attention: Mr. Jeff Sims

     7.4 HEADINGS. The captions and headings herein are for convenience only and in no way define or limit the scope or intent of any provisions or sections of this Agreement.

     7.5 COUNTERPARTS. This Agreement may be executed in several counterparts and such counterparts together shall constitute one and the same instrument.

     7.6 SURVIVAL; SUCCESSORS AND ASSIGNS. The covenants, agreements, representations and warranties made herein, and in the certificates delivered pursuant hereto, shall survive the execution and delivery to FNBO of this Agreement and shall continue in full force and effect so long as any Note or any obligation to FNBO under any of the Operative Documents (other than contingent obligations that, by their terms, survive the termination hereof) is outstanding and unpaid or the Commitment remains in effect. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Borrower which are contained in this Agreement shall bind the successors and assigns of the Borrower and shall inure to the benefit of the successors and assigns of FNBO.

     7.7 SEVERABILITY. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     7.8 ASSIGNMENT. The Borrower may not assign its rights or obligations hereunder and any assignment in contravention of the terms hereof shall be void.

     7.9 CONSENT TO FORM OF PLEDGE AGREEMENT AND SECURITY AGREEMENT. The parties hereto expressly approve the form of the Pledge Agreement and the Security Agreement.

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     7.10 PARTICIPATION. FNBO may, at its sole election, participate its respective interest in the Note to a Permitted Participant; PROVIDED, HOWEVER, that the rights of any Permitted Participant shall be enforceable solely by FNBO from whom its participation interest was granted.

     7.11 GENERAL INDEMNITY. The Borrower shall indemnify FNBO and its directors, officers, employees and agents from and against any and all losses, claims, liabilities, damages, reasonable and documented attorneys' fees and disbursements, and other reasonable and documented costs and expenses which the indemnified party may at any time sustain or incur in connection with the Borrower's use of loan proceeds; provided that the indemnified party shall not have any right to be indemnified for its own gross negligence or willful misconduct. All indemnities and all provisions relative to reimbursement to FNBO of amounts sufficient to compensate FNBO for changes in capital adequacy requirements shall survive the termination of this Agreement and the payment of the Note.

     IN WITNESS WHEREOF, the Borrower and FNBO have caused this Agreement to be executed by their duly authorized corporate officers as of the day and year first above written.

                                           BALLANTYNE OF OMAHA, INC.


                                           By: /s/ John P. Wilmers
                                              ----------------------------------
                                           Title: President
                                                 -------------------------------


                                           FIRST NATIONAL BANK OF OMAHA


                                           By: /s/ Jeff Sims
                                              ----------------------------------
                                           Title: Vice President
                                                 -------------------------------


NOTICE: A credit agreement must be in writing to be enforceable under Nebraska law. To protect you and us from any misunderstandings, any contract, promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

                                   INITIALED: JPW

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                                      JPW
                                   -----------
                                   Borrower

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